February 10, 1995


Mr. Anthony W. Ruggiero
White Oak
40 Aiken Road
Greenwich, Connecticut   06831

Dear Tony:

     This letter serves to confirm payments and benefits and the terms thereof relating to your separation from The Reader's
Digest Association Inc. (the "Company") which will become effective July 31, 1995.

     1. You will remain in your position as Senior Vice President and Chief Financial Officer of the Company until such time as the Company determines and continue to perform your duties in accordance with the Company's policies and continue to participate in all Company benefits. You will remain on the payroll and receive your bi-weekly salary payment until your separation on July 31, 1995. Upon the Company's determination, you will be relieved of your responsibilities as Senior Vice President and Chief Financial Officer and will immediately execute letters of resignations of such offices of the Company and its affiliates as required by the Company.

     2. Subject to the terms of The Reader's Digest Association, Inc. Severance Plan for Senior Management ("Severance Plan"), you are eligible to receive one (1) month's base salary for each full year of continuous service completed prior to termination, but not less than twelve (12) months of base salary, subject to appropriate deductions -- in your case, twelve (12) months. These severance payments will be made on a bi-weekly basis, commencing upon your separation from the Company. As a condition to severance pay eligibility, you must sign the General Waiver and Release of Claims Form, repay any outstanding advances or loans due the Company and return all Company property. No payment will be made until at least seven
(7) days have elapsed following the Company's receipt of your signed General Waiver and Release of Claims Form. Additional information regarding the General Waiver and Release of Claims Form and other severance procedures is attached to this letter.

     3. For 1995 you will receive a payment of $173,000 under The Reader's Digest Association, Inc. Management Incentive Compensation Plan ("Management Incentive Plan") provided you execute the General Waiver and Release of Claims Form. Payment will be made at the time all awards are made under the Management Incentive Plan or in any event no later than September 30, 1995.


     Provided you execute the General Waiver and Release of Claims Form, you will receive an additional payment of $173,000, no later than September 30, 1996.

     4. Pursuant to the terms of The Reader's Digest Association, Inc. Key Employee Long Term Incentive Plans ("Key Employee Plans"), you will receive one hundred percent (100%) of the value of the Performance Units awarded for Fiscal Years 1993-95 (210,000 units) and for Fiscal Years 1994-96 (226,000 units).
You will also be eligible to receive 24/36ths of the value of the Performance Units awarded for Fiscal Years 1995-97 (240,000 units). Payment will be made at the time all awards are made under the Key Employee Plans. Payment of each of these amounts is conditioned upon your execution of the General Waiver and Release of Claims Form.

     5. Pursuant to the Severance Plan, provided you execute the General Waiver and Release of Claims Form, the Company shall pay to you an amount equal to the difference between your monthly retirement benefit payable under The Reader's Digest Association, Inc. Retirement Plan ("RDA Retirement Plan"), the Excess Benefit Retirement Plan of The Reader's Digest Association, Inc. and Executive Retirement Plan of The Reader's Digest Association, Inc. and the amount that would have been payable if your age and aggregate periods of service under those plans included the number of months of severance payments set forth in paragraph 2 of this letter. Such amount shall be made by the Company as provided in the Severance Plan. Further information regarding your benefits under the RDA Retirement Plan, Excess Benefit Retirement Plan and Executive Retirement Plan is available from Bill Coplin.

     6. Your medical and/or dental coverage will continue through July 31, 1995. Pursuant to the Severance Plan, effective August 1, 1995, provided you execute the General Waiver and Release of Claims Form, you will be entitled to continued participation in the Company's medical, dental and group term insurance plans for the duration of your severance payments (until July 31, 1996), unless those plans do not so permit. In such event, the Company will arrange to provide you with the benefits during that period substantially similar to those you were entitled to receive under such plans immediately prior to your date of termination. For that period, your share of the cost will be automatically deducted from your severance pay. For the following six (6) months, you will have the option to continue your medical and dental coverage at your own expense (see COBRA information attached). If you elect not to sign the General Waiver and Release of Claims Form, you will have the option to continue your medical and dental coverage at your own expense (see COBRA information attached) for a period of eighteen
(18) months following your separation. If you select this option of elect to extend your benefits following July 31, 1996 as provided above, you must make the election to continue coverage within sixty (60) days of when your coverage ends.

     7. Provided you execute the General Waiver and Release of Claims Form, pursuant to the Severance Plan, you are eligible for outplacement counseling services for a period of up to one (1) year. Please let me know if you are desirous of such services.

     8. Provided you execute the General Waiver and Release of Claims Form, you will continue to receive financial counseling services until July 31, 1996, under the identical circumstances and terms as currently provided to you.

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     9.   Following your separation, you will receive a lump-sum
payment reflecting any earned and unused vacation and floating personal days for the period ending July 31, 1995.

          Provided you execute the General Waiver and Release of Claims Form, by December 31, 1995, the Company will pay you $11,000 in cash, constituting the amount that you would have received as compensation for the elimination of company car and club membership perquisites previously provided by the Company.

     10. You will be eligible for a contribution to The Reader's Digest Association, Inc. Employees Profit-Sharing Plan ("Profit Sharing Plan") for Plan Year 1995 (based upon your 1995 Plan Year earnings) to the extent a contribution is made for that period. Your account will be settled on or around September, 1996, based on a June 30, 1996 valuation. All of the preceding is subject to the precise terms of the Profit Sharing Plan, as are requirements regarding repayment of any outstanding loans to the Profit Sharing Plan.

          Provided you execute the General Waiver and Release of Claims Form, the Company will make a cash payment to you in the amount that would have been contributed to your account under the Profit Sharing Plan had you been a participant in the Profit Sharing Plan on June 30, 1996. The payment shall be made promptly after the contribution, if any, in respect of the fiscal year ended June 30, 1996 is made to the Profit Sharing Plan.

     11. Your currently outstanding stock options (a) will continue to be exercisable and will continue to vest until July 31, 1996 in accordance with the other terms of the applicable stock option grant and the Key Employee Plans, and (b) will vest on July 1, 1996 and continue to be exercisable thereafter as if your employment terminated on that date by reason of Retirement (as defined in the Key Employee Plans).

     12. You are also eligible to receive benefits under your Supplemental Retirement Benefit Agreement executed on March 6,
1990 ("SRBA"), subject to and in accordance with the SRBA's terms.

     13.  Any amounts that you have deferred under the Deferred
Compensation Plan will be paid to you under the terms of the plan.

     Bill Coplin is also available to provide you with additional information regarding your benefits under the Profit Sharing
Plan, The Reader's Digest Employee Stock Purchase Plan, Group
Universal Life Insurance and SRBA.

     We expect that you will continue to adhere to all of the Company's policies, practices and procedures, during and following your separation, including but not limited to the Company's Proprietary Information Policy, Code of Conduct and Policy on Insider Trading. Furthermore, you should be aware that the benefits set forth in the Severance Plan are subject to all of the terms of the Severance Plan, including but not limited to
Section 4.11, which provides as follows:

          "If, without the prior written consent of the Chief
Executive Officer, a participant receiving payments or benefits under this Plan shall become a proprietor, director, partner or employee of, or otherwise become

                               -3-

connected with any business that is in competition with the Company (other than as a stockholder with a non-substantial interest in any such business), or if he shall commit any criminal act against the Company, or any act that would constitute Cause as defined herein, or if he shall disclose any information likely to be regarded as confidential and relating to the Company's business, or if he shall solicit clients against the interest of the Company or solicits the Company's employees to work for a competitor of the Company, or if he performs any other act which is substantially detrimental to the Company or its employees, including but not limited to disparaging the Company, its senior management or its products, all payments and benefits and all rights of the participant under this Plan shall cease as of the initial date of such conduct. The determination of whether such conduct has occurred shall be in the sole discretion of the Chief Executive Officer with the advice of the Senior Vice President, Human Resources and the General Counsel."

     We have determined, for your purposes only, that your employment by a direct competitor of the Company will not violate the above provisions of the Severance Plan and the General Waiver and Release of Claims. Additionally, the above Section 4.11 applies solely with respect to the benefits provided in the Severance Plan and referred to in paragraphs 2, 5 and 7.

     Tony, please indicate your acceptance of these arrangements by signing and dating the letter below and returning a copy of the letter and executed General Waiver and Release of Claims Form to me no later than March 3, 1995. This letter and the attachments set forth the entire arrangement between you and the Company and may not be changed except in writing. In all instances, the precise terms of the particular benefit plan and this letter shall govern in the event of an inconsistency between them and the attachments.

                              Very truly yours,


                              JOSEPH M. GRECKY
                              Joseph M. Grecky

Agreed to and Accepted as of February 17, 1995

ANTHONY W. RUGGIERO
Anthony W. Ruggiero

_________________________________
Date

Attachments:  SEVERANCE PROCEDURES
              GENERAL WAIVER AND RELEASE OF CLAIMS FORM
              COBRA INFORMATION